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                                                                       EXHIBIT 5

February 18, 1994

Eaton Corporation

Gentlemen:

     I am furnishing this opinion in connection with the registration statement (the "Registration Statement") on Form S-3 filed by Eaton Corporation (the "Company") for $600,000,000 aggregate amount of the Company's common shares (the "Common Shares"), preferred shares ("Preferred Shares") (such Common Shares and Preferred Shares being collectively referred to herein as the "Shares"), debt securities and warrants to purchase debt securities (such debt securities and warrants being collectively referred to herein as the "Debt Securities").

     I have examined the following:

          (a) the resolutions in the proceedings of the Board of Directors of the Company, and committees thereof, relating to the authorization of the filing of the Registration Statement relating to the Shares and Debt Securities;

          (b) the Amended Articles of Incorporation of the Company, as amended and restated as of January 24, 1989;

          (c) the Amended Regulations of the Company, as amended and restated as of April 27, 1988;

     I have also examined such other documents as may be necessary or appropriate in order to render the opinions set forth herein.

     As a result of my examination, I am of the opinion that:

          (1) The Shares have been duly authorized by all requisite corporate action on the part of the Company, and, when issued and delivered against payment therefor, will be legally issued, fully paid and non-assessable; and

          (2) When the Debt Securities have been executed and authenticated in accordance with an Indenture or the Debt Warrant Agreement (as such terms are defined in the Registration Statement) and such Debt Securities have been issued and delivered against payment therefor, such Debt Securities will be legally issued and binding obligations of the Company subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights generally, and subject, as to enforceability, to general principles of equity.

     I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Prospectus under the caption "Legal Opinions."

Very truly yours,

Gerald L. Gherlein
Executive Vice President and
  General Counsel

GLG/dlb